Exhibit 10.2

SECOND AMENDMENT
TO
ETHYLENE SALES AGREEMENT

This SECOND AMENDMENT (this “Amendment”), dated as of November 1, 2018, and effective as of January 1, 2018, to the ETHYLENE SALES AGREEMENT, dated as of August 4, 2014, as amended by that certain First Amendment dated as of August 4, 2016 and effective as of January 1, 2016 (as amended, the “Agreement”), is entered into by and among WESTLAKE CHEMICAL OPCO LP, a Delaware limited partnership (“Seller”), and WPT LLC, a Delaware limited liability company, WESTLAKE VINYLS, INC., a Delaware corporation, and WESTLAKE PETROCHEMICALS LLC, a Delaware limited liability company (each, a “Buyer Party,” and collectively, “Buyer”). Seller and Buyer hereinafter are referred to each individually as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, the Parties entered into the Agreement in 2014 in order to provide for the purchase by Buyer and the sale by Seller of certain Ethylene produced by Seller at its Plants; and
WHEREAS, the Parties entered into the First Amendment to the Agreement in 2016 to reflect certain modifications and clarifications to better reflect the original intent of the Parties, including amendments to reflect the interplay of the obligations of the Parties under the Agreement and the obligations under the Services Agreement with respect to Poly Purge of Buyer or its affiliates reprocessed by Seller at its Plants; and
WHEREAS, Section 17.8 of the Agreement provides that the Agreement may be amended only by a written agreement of all the Parties, designated on its face an “Amendment” or “Addendum” to the Agreement; and
WHEREAS, the Parties have determined to amend the Agreement to reflect certain modifications to the Agreement;
NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agrees as follows:
Article 1
GENERAL
1.1    Defined Terms. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in the Agreement.

Exhibit 10.2

ARTICLE 2
AMENDMENTS OF AGREEMENT
2.1    Section 1.1 of the Agreement is hereby amended to add or restate the following definitions therein:
“Annual Minimum Quantity” shall have the meaning set forth in Section 4.1(b).
“Annual Production” shall mean for any Contract Year the sum of (x) the aggregate quantities of Production during such Contract Year, regardless of whether purchased by Buyer, and (y) any amount of Ethylene not produced as a result of Curtailed Production during such Contract Year.
“Curtailed Production” shall mean for any Month up to the amount of production of Ethylene that Seller elects to curtail for such Month by prompt written notice to Buyer based on Seller’s reasonable determination that its sales of Ethylene to Third Parties for such Month would be uneconomic during such Month because the marginal variable cost of producing such amount of Ethylene is expected to exceed the sales revenue that would be received by Seller for such amount of production; provided, however, that Curtailed Production for any Month shall not exceed approximately 5% of the pro rata amount of Annual Planned Output for the applicable Contract Year. For the avoidance of doubt, the amount of Curtailed Production for any Month in a Contract Year shall not be adjusted based on the amount of Ethylene subsequently produced by Seller during any other Month in such Contract Year.
2.2    Section 4.1(a)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“(i)	the Annual Minimum Quantity (as defined below); and”
2.3    Section 4.1(a)(ii) of the Agreement is hereby amended to (a) delete the words “the limit of 95% of any Excess Quantity pursuant to” and (b) replace the language “(such Production, regardless of whether purchased by Buyer, the “Annual Production”), not to exceed 3.8 billion pounds in a given Contract Year” with the following text: “; provided, that Annual Production shall not exceed 3.8 billion pounds in a given Contract Year”.
2.4    Section 4.1(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b)
The Annual Minimum Quantity for any Contract Year shall be equal to (i) the quantity of the Annual Planned Production notified to Buyer under Section 3.1 in respect of the relevant Contract Year, plus or minus, as applicable, (ii) the following adjustments: (A) upward or downward if it determines, in its reasonable discretion, that any such adjustment is appropriate in order to account for operating conditions, (B) downward by the amount of any Curtailed Production during such Contract Year, and (C)

Exhibit 10.2

downward by the aggregate quantities of Ethylene sold by Seller to Third Parties during such Contract Year (such amount, as adjusted pursuant to clauses (A)-(C), the “Annual Minimum Quantity”); provided that the aggregate amount of any Curtailed Production and the aggregate quantities of Ethylene sold by Seller to Third Parties under clauses (B) and (C) in any Contract Year shall not be less than approximately 5% of Annual Output for such Contract Year.”
2.5    The first sentence of Section 4.1(d) of the Agreement is hereby amended and restated as follows: “During any Contract Year, Seller shall be entitled (but not obligated) to produce Ethylene in excess of (i) the Annual Planned Production applicable to such Contract Year less (ii) the aggregate amount of any Curtailed Production during such Contract Year, if applicable (such excess amount, the “Excess Quantity”).”
2.6    Section 5.3(a)(i) of the Agreement is amended to insert the following text after the words “due to reasons other than”:
“Curtailed Production or”
ARTICLE 3
MISCELLANEOUS
3.1    This Amendment shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Amendment to the laws of another state.
3.2    Except as hereby amended, the Agreement shall remain in full force and effect.
3.3    This Amendment, the Agreement and the Related Agreements (including any exhibits or schedules hereto or thereto) constitute the entire agreement of the Parties relating to the matters contained herein and therein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein and therein.
3.4    This Amendment may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

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Exhibit 10.2

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be signed as of the date first written above.

SELLER:
WESTLAKE CHEMICAL OPCO LP By: Westlake Chemical OpCo GP LLC, its general partner
By:	/S/ LAWRENCE E. TEEL
Name:	Lawrence E. Teel
Title:	Principal Operating Officer

BUYER:
WPT LLC By: Westlake Chemical Investments, Inc., its Manager
By:	/S/ M. STEVEN BENDER
Name:	Mark Steven Bender
Title:	EVP & CFO
WESTLAKE VINYLS, INC.
By:	/S/ M. STEVEN BENDER
Name:	Mark Steven Bender
Title:	EVP & CFO
WESTLAKE PETROCHEMICALS LLC By: Westlake Chemical Investments, Inc., its Manager
By:	/S/ M. STEVEN BENDER
Name:	Mark Steven Bender
Title:	EVP & CFO

Signature Page to Second Amendment to Ethylene Sales Agreement